UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 16, 2011

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 939-0230
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As anticipated, on September 16, 2011, LiveDeal, Inc. (the “Company”) received a determination from the Listing Qualifications Staff of The NASDAQ Stock Market LLC indicating that, as of September 15, 2011, the Company had not evidenced a market value of publicly held shares (“MVPHS”) of at least $1 million for the preceding 30 consecutive business days, as required by NASDAQ Listing Rule 5550(a)(5) (the “MVPHS Rule”).  However, pursuant to Listing Rule 5810(c)(3)(D), the Company has been granted a 180-calendar day period within which to evidence compliance with the MVPHS Rule, through March 14, 2012.  The Company’s non-compliance with the MVPHS Rule has no impact on the Company’s listing on NASDAQ at this time.

Item 8.01.  Other Events

On September 21, 2011, representatives of the Company attended a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”) at which it presented its plan to regain and sustain compliance with both the $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market, as set forth in Listing Rule 5550(a)(2), and the MVPHS Rule.  The Panel has not yet rendered its determination in this matter.  While the Company is diligently working to regain compliance with all applicable NASDAQ listing criteria, there can be no assurance that the Panel will grant the Company’s request for continued listing or that the Company will be able to successfully complete its compliance plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: September 22, 2011	/ s/ Lawrence W. Tomsic
Lawrence W. Tomsic
Chief Financial Officer